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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 4 ) *


                                    UST, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                     COMMON
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    902911106
                  --------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [X]   Rule 13d-1 (b)

            [_]   Rule 13d-1(c)

            [_]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the ACT but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (3-98)

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CUSIP No.            902911106
-----------------------------------------------------------------------------------------------------------------------------------
           1.  Names of Reporting Persons.         Brandes Investment Partners, L.P.
               I.R.S. Identification Nos. of above persons (entities only).        33-0704072

-----------------------------------------------------------------------------------------------------------------------------------

           2.  Check the Appropriate Box if a Member of a Group (See Instructions)

               (a) [_]

               (b) [_]

-----------------------------------------------------------------------------------------------------------------------------------

           3.  SEC Use Only

-----------------------------------------------------------------------------------------------------------------------------------

           4.  Citizenship or Place of Organization    Delaware

-----------------------------------------------------------------------------------------------------------------------------------

Number of              5.  Sole Voting Power
                     --------------------------------------------------------------------------------------------------------------
Shares Bene-

ficially owned         6.  Shared Voting Power           219,661
                     --------------------------------------------------------------------------------------------------------------
by Each

Reporting              7.  Sole Dispositive Power
                     --------------------------------------------------------------------------------------------------------------
Person With:

                       8.  Shared Dispositive Power      516,054

-----------------------------------------------------------------------------------------------------------------------------------

           9.  Aggregate Amount Beneficially Owned by Each Reporting Person             516,054

          10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)       [_]

          11.  Percent of Class Represented by Amount in Row (9)         0.3%

-----------------------------------------------------------------------------------------------------------------------------------

          12.  Type of Reporting Person (See Instructions)     IA, PN

-----------------------------------------------------------------------------------------------------------------------------------

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CUSIP No.            902911106
------------------------------------------------------------------------------------------------------------------------------------
           1.  Names of Reporting Persons.         Brandes Investment Partners, Inc.
               I.R.S. Identification Nos. of above persons (entities      33-0090873
               only).

------------------------------------------------------------------------------------------------------------------------------------

           2.  Check the Appropriate Box if a Member of a Group (See Instructions)

               (a) [_]

               (b) [_]

------------------------------------------------------------------------------------------------------------------------------------

           3.  SEC Use Only

------------------------------------------------------------------------------------------------------------------------------------

           4.  Citizenship or Place of Organization   California

------------------------------------------------------------------------------------------------------------------------------------

Number of              5.  Sole Voting Power
                     ---------------------------------------------------------------------------------------------------------------
Shares Bene-

ficially owned         6.  Shared Voting Power            219,661
                     ---------------------------------------------------------------------------------------------------------------
by Each

Reporting              7.  Sole Dispositive Power
                     ---------------------------------------------------------------------------------------------------------------
Person With:

                       8.  Shared Dispositive Power      516,054

------------------------------------------------------------------------------------------------------------------------------------

           9.  Aggregate Amount Beneficially Owned by Each Reporting Person        516,054 shares are deemed to be beneficially
                                                                                   owned by Brandes Investment Partners, Inc., as
                                                                                   a control person of the investment adviser.
                                                                                   Brandes Investment Partners, Inc. disclaims any
                                                                                   direct ownership of the shares reported in this
                                                                                   Schedule 13G, except for an amount that is
                                                                                   substantially less than one per cent of the
                                                                                   number of shares reported herein.


          10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)       [_]

          11.  Percent of Class Represented by Amount in Row (9)            0.3%

------------------------------------------------------------------------------------------------------------------------------------

          12.  Type of Reporting Person (See Instructions)      CO, OO (Control Person)

------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                        Page 4 of 12


CUSIP No.            902911106
------------------------------------------------------------------------------------------------------------------------------------
           1.  Names of Reporting Persons.         Brandes Worldwide Holdings, L.P.

               I.R.S. Identification Nos. of above persons (entities only).                       33-0836630

------------------------------------------------------------------------------------------------------------------------------------

           2.  Check the Appropriate Box if a Member of a Group (See Instructions)

               (a) [_]

               (b) [_]

------------------------------------------------------------------------------------------------------------------------------------

           3.  SEC Use Only

------------------------------------------------------------------------------------------------------------------------------------

           4.  Citizenship or Place of Organization   Delaware

------------------------------------------------------------------------------------------------------------------------------------

Number of              5.  Sole Voting Power
                     ---------------------------------------------------------------------------------------------------------------
Shares Bene-

ficially owned         6.  Shared Voting Power           219,661
                     ---------------------------------------------------------------------------------------------------------------
by Each

Reporting              7.  Sole Dispositive Power
                     ---------------------------------------------------------------------------------------------------------------
Person With:

                       8.  Shared Dispositive Power      516,054

------------------------------------------------------------------------------------------------------------------------------------

           9.  Aggregate Amount Beneficially Owned by Each Reporting Person        516,054 shares are deemed to be beneficially
                                                                                   owned by Brandes Worldwide Holdings, L.P., as
                                                                                   a control person of the investment adviser.
                                                                                   Brandes Worldwide Holdings, L.P. disclaims any
                                                                                   direct ownership of the shares reported in
                                                                                   this Schedule 13G.

          10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)       [_]

          11.  Percent of Class Represented by Amount in Row (9)         0.3%

------------------------------------------------------------------------------------------------------------------------------------

          12.  Type of Reporting Person (See Instructions)      PN, OO (Control Person)

------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                        Page 5 of 12


CUSIP No.            902911106
------------------------------------------------------------------------------------------------------------------------------------
           1.  Names of Reporting Persons.          Charles H. Brandes
               I.R.S. Identification Nos. of above persons (entities only).

------------------------------------------------------------------------------------------------------------------------------------

           2.  Check the Appropriate Box if a Member of a Group (See Instructions)

               (a) [_]

               (b) [_]

------------------------------------------------------------------------------------------------------------------------------------

           3.  SEC Use Only

------------------------------------------------------------------------------------------------------------------------------------

           4.  Citizenship or Place of Organization    USA

------------------------------------------------------------------------------------------------------------------------------------

Number of              5.  Sole Voting Power
                     ---------------------------------------------------------------------------------------------------------------
Shares Bene-

ficially owned         6.  Shared Voting Power           219,661
                     ---------------------------------------------------------------------------------------------------------------
by Each

Reporting              7.  Sole Dispositive Power
                     ---------------------------------------------------------------------------------------------------------------
Person With:

                       8.  Shared Dispositive Power      516,054

------------------------------------------------------------------------------------------------------------------------------------

           9.  Aggregate Amount Beneficially Owned by Each Reporting Person           516,054 shares are deemed to be beneficially
                                                                                      owned by Charles H. Brandes, a control person
                                                                                      of the investment adviser.  Mr. Brandes
                                                                                      disclaims any direct ownership of the shares
                                                                                      reported in this Schedule 13G, except for an
                                                                                      amount that is substantially less than one per
                                                                                      cent of the number of shares reported
                                                                                      herein.

          10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)       [_]

          11.  Percent of Class Represented by Amount in Row (9)         0.3%

------------------------------------------------------------------------------------------------------------------------------------

          12.  Type of Reporting Person (See Instructions)      IN, OO (Control Person)

------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                        Page 6 of 12

CUSIP No.            902911106
------------------------------------------------------------------------------------------------------------------------------------
           1.  Names of Reporting Persons.          Glenn R. Carlson
               I.R.S. Identification Nos. of above persons (entities only).

------------------------------------------------------------------------------------------------------------------------------------

           2.  Check the Appropriate Box if a Member of a Group (See Instructions)

               (a) [_]

               (b) [_]

------------------------------------------------------------------------------------------------------------------------------------

           3.  SEC Use Only

------------------------------------------------------------------------------------------------------------------------------------

           4.  Citizenship or Place of Organization    USA

------------------------------------------------------------------------------------------------------------------------------------

Number of              5.  Sole Voting Power
                     ---------------------------------------------------------------------------------------------------------------
Shares Bene-

ficially owned         6.  Shared Voting Power           219,661
                     ---------------------------------------------------------------------------------------------------------------
by Each

Reporting              7.  Sole Dispositive Power
                     ---------------------------------------------------------------------------------------------------------------
Person With:

                       8.  Shared Dispositive Power      516,054

------------------------------------------------------------------------------------------------------------------------------------

           9.  Aggregate Amount Beneficially Owned by Each Reporting Person         516,054 shares are deemed to be beneficially
                                                                                    owned by Glenn R. Carlson, a control person of
                                                                                    the investment adviser.  Mr. Carlson disclaims
                                                                                    any direct ownership of the shares reported in
                                                                                    this Schedule 13G, except for an amount that
                                                                                    is substantially less than one per cent of the
                                                                                    number of shares reported herein.

          10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)       [_]

          11.  Percent of Class Represented by Amount in Row (9)         0.3%

------------------------------------------------------------------------------------------------------------------------------------

          12.  Type of Reporting Person (See Instructions)      IN, OO (Control Person)

------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                        Page 7 of 12


CUSIP No.            902911106
------------------------------------------------------------------------------------------------------------------------------------
           1.  Names of Reporting Persons.          Jeffrey A. Busby
               I.R.S. Identification Nos. of above persons (entities only).

------------------------------------------------------------------------------------------------------------------------------------

           2.  Check the Appropriate Box if a Member of a Group (See Instructions)

               (a) [_]

               (b) [_]

------------------------------------------------------------------------------------------------------------------------------------

           3.  SEC Use Only

------------------------------------------------------------------------------------------------------------------------------------

           4.  Citizenship or Place of Organization     USA

------------------------------------------------------------------------------------------------------------------------------------

Number of              5.  Sole Voting Power
                     ---------------------------------------------------------------------------------------------------------------
Shares Bene-

ficially owned         6.  Shared Voting Power           219,661
                     ---------------------------------------------------------------------------------------------------------------
by Each

Reporting              7.  Sole Dispositive Power
                     ---------------------------------------------------------------------------------------------------------------
Person With:

                       8.  Shared Dispositive Power      516,054

------------------------------------------------------------------------------------------------------------------------------------

           9.  Aggregate Amount Beneficially Owned by Each Reporting Person         516,054 shares are deemed to be beneficially
                                                                                    owned by Jeffrey A. Busby, a control person of
                                                                                    the investment adviser.  Mr. Busby disclaims
                                                                                    any direct ownership of the shares reported in
                                                                                    this Schedule 13G, except for an amount that
                                                                                    is substantially less than one per cent of the
                                                                                    number of shares reported herein.

          10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)       [_]

          11.  Percent of Class Represented by Amount in Row (9)         0.3%

-----------------------------------------------------------------------------------------------------------------------------------

          12.  Type of Reporting Person (See Instructions)      IN, OO (Control Person)

-----------------------------------------------------------------------------------------------------------------------------------

Item 1(a)     Name of Issuer:

              UST, Inc.

Item 1(b)     Address of Issuer's Principal Executive Offices:

              100 West Putnam Avenue, Greenwich, CT  06830

Item 2(a)     Name of Person Filing:

              (i)    Brandes Investment Partners, L.P.

              (ii)   Brandes Investment Partners, Inc.

              (iii)  Brandes Worldwide Holdings, L.P.

              (iv)   Charles H. Brandes

              (v)    Glenn R. Carlson

              (vi)   Jeffrey A. Busby

Item 2(b)     Address of Principal Business office or, if None, Residence:

              (i)    11988 El Camino Real, Suite 500, San Diego, CA  92130

              (ii)   11988 El Camino Real, Suite 500, San Diego, CA  92130

              (iii)  11988 El Camino Real, Suite 500, San Diego, CA  92130

              (iv)   11988 El Camino Real, Suite 500, San Diego, CA  92130

              (v)    11988 El Camino Real, Suite 500, San Diego, CA  92130

              (vi)   11988 El Camino Real, Suite 500, San Diego, CA  92130


Item 2(c)     Citizenship

              (i)    Delaware

              (ii)   California

              (iii)  Delaware

              (iv)   USA

              (v)    USA

              (vi)   USA

Item 2(d)     Title of Class Securities:

              Common

Item 2(e)     CUSIP Number:

              902911106

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

              (a)    |_|  Broker or dealer registered under section 15 of
                          the Act (15 U.S.C. 78o).

              (b)    |_|  Bank as defined in section 3(a)(6) of the Act
                          (15 U.S.C. 78c).

              (c)    |_|  Insurance company as defined in section 3(a)(19) of
                          the Act (15 U.S.C. 78c).

              (d)    |_|  Investment company registered under section 8 of the
                          Investment Company Act (15 U.S.C. 80a-8).

              (e)    |_|  An investment adviser in accordance with
                          ss. 240.13d-1(b)(1)(ii)(E).

              (f)    |_|  An employee benefit plan or endowment fund in
                          accordance with ss. 240.13d-1(b)(ii)(F).

              (g)    |_|  A parent holding company or control person in
                          accordance with ss. 240.13d-1(b)(1)(ii)(G).

              (h)    |_|  A savings association as defined in Section 3(b) of
                          the Federal Deposit Insurance Act (12 U.S.C. 1813).

              (i)    |_|  A church plan that is excluded from the definition of
                          an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

              (j)    |X|  Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

              This statement is filed by Brandes Investment Partners, L.P., an investment adviser registered under the Investment Advisers Act of 1940, its control persons and its holding company. (See, also, Exhibit A.)

Item 4.       Ownership:

              (a)    Amount Beneficially Owned:                         516,054

              (b)    Percent of Class:                                      0.3%

              (c)    Number of shares as to which the joint filers have:

                     (i)    sole power to vote or to direct the vote:       0

                     (ii)   shared power to vote or to direct the vote: 219,661

                     (iii)  sole power to dispose or to direct the
                            disposition of:                                0

                     (iv)  shared power to dispose or to direct
                           the disposition of:                          516,054

Item 5.       Ownership of Five Percent or Less of a Class.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following |X|.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

                                       N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                                       N/A

Item 8.       Identification and Classification of Members of the Group.

                                  SEE EXHIBIT A

Item 9.       Notice of Dissolution of Group.

                                       N/A

Item 10.      Certification:

              (a) The following certification shall be included if the statement is filed pursuant to ss. 240.13d-1(b):

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2005

                             BRANDES INVESTMENT PARTNERS, L.P.


                             By: /s/ Adelaide Pund
                                  -------------------------------------
                                  Adelaide Pund as Attorney-In-Fact for
                                  Charles H. Brandes, President of
                                  Brandes Investment Partners, Inc.,
                                  its General Partner

                             BRANDES INVESTMENT PARTNERS, INC.


                             By:  /s/ Adelaide Pund
                                  -------------------------------------
                                  Adelaide Pund as Attorney-In-Fact for
                                  Charles H. Brandes, President


                             BRANDES WORLDWIDE HOLDINGS, L.P.


                             By:  /s/ Adelaide Pund
                                  -------------------------------------
                                  Adelaide Pund as Attorney-In-Fact for
                                  Charles H. Brandes, President of
                                  Brandes Investment Partners, Inc.,
                                  its General Partner


                             By:  /s/ Adelaide Pund
                                  -------------------------------------
                                  Adelaide Pund as Attorney-In-Fact for
                                  Charles H. Brandes, Control Person


                             By:  /s/ Adelaide Pund
                                  -------------------------------------
                                  Adelaide Pund as Attorney-In-Fact for
                                  Glenn R. Carlson, Control Person


                             By:  /s/ Adelaide Pund
                                  -------------------------------------
                                  Adelaide Pund as Attorney-In-Fact for
                                  Jeffrey A. Busby, Control Person

                                    EXHIBITS


Exhibit A is incorporated by reference to Exhibit A of Schedule 13G for 3Com Corporation filed February 14, 2005.

Exhibit B is incorporated by reference to Exhibit B of Schedule 13G for 3Com Corporation filed February 14, 2005.

Exhibit C is incorporated by reference to Exhibit C of Schedule 13G for 3Com Corporation filed February 14, 2005.

Exhibit D is incorporated by reference to Exhibit D of Schedule 13G for 3Com Corporation filed February 14, 2005.